Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel — Vice President and Chief Financial Officer Famous Dave’s of America, Inc. 952-294-1300
Famous Dave’s Reports Third Quarter Net Income
of $0.11 Per Share
     Minneapolis, MN, November 2, 2005 — FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the third quarter ended October 2, 2005.
     Highlights for the third quarter of 2005 were as follows:
•	Total revenue of $26.3 million increased 1.2% over the prior year.

•	Franchise royalty revenue of $2.8 million increased 43.9% over the prior year.

•	Comparable sales for company-owned restaurants were essentially flat to the prior year.

•	Earnings were $0.11 per diluted share, including $0.01 of after-tax expense related to stock-based compensation.
     “We are encouraged by our third quarter results considering the challenges our nation and the economy has faced over the last several months,” said David Goronkin, President and Chief Executive Officer of Famous Dave’s. “In addition, we were up against an exceptionally strong third quarter of 2004, which benefited from our first-ever television advertising campaign and our first price increase in an 18-month timeframe.”
     Goronkin also noted that the company’s expectations for 2005 restaurant openings remain on track. Through the end of the third quarter of 2005, the company has opened 17 franchise-operated restaurants, and has closed two franchise-operated restaurants. “We are on track to open up to 9 additional restaurants in the fourth quarter, including one company-owned restaurant,” said Goronkin. Famous Dave’s now has restaurants in 31 states, having added Colorado and New Hampshire during the third quarter.
     Net income for the third quarter ending October 2, 2005 was approximately $1.2 million, or $0.11 per diluted share, on total revenue of approximately $26.3 million. In comparison, for the third quarter of 2004, net income was approximately $1.3 million or $0.11 per diluted share, on total revenue of approximately $26.0 million. Total revenue for the third quarter of 2005 increased 1.2% over the 2004 comparable period, reflecting a 35.8% increase in franchise-related fees, partially offset by a decline in restaurant sales. For the third quarter of 2005, net sales for company-owned restaurants, open year-round for 18 months or more, declined 0.4%, as compared to an increase of 5.3% for the third quarter of 2004.
     For the nine months ended October 2, 2005, the company reported net income of $3.7 million, or $0.33 per diluted share, on total revenue of approximately $77.8 million, compared with net income of $2.8 million, or $0.23 per diluted share, on total revenue of $74.0 million for the first nine months of 2004. Total revenue for the nine months ended October 2, 2005 increased 5.2% over the prior year comparable period, reflecting a 1.6% increase in sales and a 33.3% increase in franchise-related fees. For the first nine months of 2005, net sales for company-owned restaurants, open year-round for 18 months or more, increased 1.9% compared with an increase of 0.2% for the first nine months of 2004.

     Goronkin added that the earnings results for the third quarter of 2005 included approximately $244,000, or $0.01 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, while the nine month period ended October 2, 2005 included compensation expense of approximately $453,000, or $0.02, per diluted share. In comparison, earnings results for the third quarter and nine months ended September 26, 2004 included compensation expense related to the company’s stock based incentive programs of approximately $14,000 and $81,000, respectively. Stock-based compensation expense is included in general and administrative expenses.
     During the third quarter of 2005, the company also entered into area development agreements for 15 new restaurants in the Tampa Bay, Florida area, the Northwestern portion of Florida, and Mobile and Montgomery, Alabama. Famous Dave’s ended the quarter with 119 restaurants, including 38 company-owned restaurants and 81 franchise-operated restaurants, located in 31 states.
     The company is hosting a conference call tomorrow, November 3, 2005, at 10:00 a.m. Central Time to discuss its third quarter 2005 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553, conference ID 1132737. A replay will be available for one week following the call by dialing 800-642-1687, conference ID 1132737. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of November 2, 2005, the company owned 38 locations and franchised 83 additional units in 31 states and had signed development agreements for an additional 205 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel — Vice President and Chief Financial Officer, at (952) 294-1300.
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($’s in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Revenue:
Restaurant sales, net	$22,941	$23,450	$68,152	$67,056
Franchise royalty revenue	2,770	1,925	7,682	5,264
Franchise fee revenue	360	380	1,135	1,348
Licensing and other revenue	197	212	861	350

Total revenue	26,268	25,967	77,830	74,018

Costs and expenses:
Food and beverage costs	7,029	7,282	20,888	20,992
Labor and benefits	6,758	6,789	19,843	19,604
Operating expenses	5,540	5,503	16,465	16,337
Depreciation and amortization	1,055	1,092	3,269	3,306
General and administrative	3,405	2,719	10,248	7,801

Total costs and expenses	23,787	23,385	70,713	68,040

Income from operations	2,481	2,582	7,117	5,978

Other expense:
Interest expense	(462)	(512)	(1,318)	(1,461)
Interest income	54	73	205	226
Other income (expense), net	(85)	(53)	(88)	(160)

Total other expense	(493)	(492)	(1,201)	(1,395)

Income before income taxes	1,988	2,090	5,916	4,583

Income tax expense	(760)	(820)	(2,250)	(1,790)

Net income	$1,228	$1,270	$3,666	$2,793

Basic net income per common share	$0.12	$0.11	$0.34	$0.23

Diluted net income per common share	$0.11	$0.11	$0.33	$0.23

Weighted average common shares outstanding — basic	10,554,000	11,663,000	10,905,000	12,049,000

Weighted average common shares outstanding — diluted	10,879,000	11,956,000	11,254,000	12,384,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
RESTAURANT OPERATING RESULTS AS A % OF NET RESTAURANT SALES
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Food and beverage costs	30.6%	31.1%	30.6%	31.3%
Labor and benefits	29.4%	28.9%	29.1%	29.2%
Operating expenses	24.2%	23.5%	24.2%	24.4%
Depreciation & amortization (restaurant level)	4.2%	4.3%	4.4%	4.6%

Total costs and expenses	88.4%	87.8%	88.3%	89.5%
Income from restaurant operations	11.6%	12.2%	11.7%	10.5%
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
OCTOBER 2, 2005 AND JANUARY 2, 2005
(unaudited)
(in thousands)

	October 2,	January 2,
	2005	2005
ASSETS
Current assets	$12,352	$19,768
Property, equipment and leasehold improvements, net	45,933	44,664
Other assets	7,153	7,481

Total assets	$65,438	$71,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$9,176	$9,011
Long-term obligations	19,951	19,559
Shareholders’ equity	36,311	43,343

Total liabilities and shareholders’ equity	$65,438	$71,913

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Weighted average weekly net sales:
Company-Owned	$46,385	$47,169	$45,894	$45,086
Franchise-Operated	$55,802	$53,955	$56,187	$52,400

Comparable net sales:
Company-Owned	(0.4)%	5.3%	1.9%	0.2%
Franchise-Operated	(2.0)%	(1.4)%	(1.0)%	(2.3)%

Total number of restaurants:
Company-Owned	38	38	38	38
Franchise-Operated	81	63	81	63

Total	119	101	119	101